Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NEURAXIS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price			Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(h)	163,483	(2)	$3.08	(3)		$503,527.64	(3)	$0.00013810		$69.54
Fees Previously Paid								$				$

	Total Offering Amounts								$503,527.64		0.00013810		$69.54
	Total Fees Previously Paid								-		-	$
	Total Fee Offsets								-		-		-
	Net Fee Due												$69.54

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents (i) 100,000 shares issuable under the Neuraxis, Inc. 2025 Employee Stock Purchase Plan pursuant to the terms of such plan, and (ii) 63,483 shares issuable under the Neuraxis, Inc. 2022 Omnibus Securities And Incentive Plan pursuant to the terms of such plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on October 1, 2025.